Exhibit 99.1

Central European Distribution Corporation Arranges for $116.6 Million Private Placement of

Common Stock; Announces Pro Forma 2006 Guidance and Announces Preliminary Second

Quarter 2005 Results

Bala Cynwyd, Pa., August 3, 2005 /PRNewswire/ — Central European Distribution Corporation today announced that it has entered into a purchase agreement for the private placement of 3,360,000 shares of its common stock at $34.69 per share, for gross proceeds of approximately $116,558,400. The per share price represents a 7% discount to the trailing 15-day closing average share price. The closing of the private placement is subject to the completion by CEDC of its acquisition from the Polish Treasury of 61% of the outstanding shares of Polmos Bialystok S.A., the second largest vodka producer in Poland. That acquisition, which will be completed upon obtaining Polish anti-monopoly approval, is anticipated to occur during September 2005. The CEDC shares which will be issued in the private placement are subject to customary registration rights granted to the investors for the resale of the shares.

The net proceeds of the private placement, combined with the funds raised from CEDC’s offering of its Euro 325 million senior secured notes due 2012, will be used to fund the acquisitions of Bols Sp. z o.o. (which is anticipated to close during August 2005) and 61% of Polmos Bialystok, and for general corporate purposes.

William Carey, President and CEO, said: “We are pleased that the financial arrangements are in place to complete the acquisition of Bols Sp. z o.o. and 61% of Polmos Bialystok S.A. The participants in this placement are well-known national and international institutions, some of whom are current shareholders. We are pleased with the vote of confidence in us that some of our current investors have shown by participating in this placement. Additionally, we welcome our new shareholders and look forward to a long-term relationship with them.”

Central European Distribution Corporation also today announced 2006 net sales guidance of $875-$900 million and fully diluted earnings per share guidance of $1.90 to $2.10. This guidance includes the potential impact of the acquisitions of Bols Sp. z o.o. and 61% of Polmos Bialystok. This 2006 net sales guidance does not include sales from any additional distribution acquisitions CEDC may make during the rest of 2005, currently expected to be approximately $45 - $65 million of annualized net sales, or any distribution acquisitions in 2006, currently expected to be $80-$100 million of annualized net sales.

CEDC also announced preliminary financial results for the second quarter of 2005. Unaudited net income for the second quarter of 2005 was approximately $5.6 million, or $0.33 per fully diluted share, compared to $4.5 million, or $0.28 per fully diluted share, for the same period in 2004. Unaudited net sales for the second quarter of 2005 were approximately $164 million compared to $133 million in the second quarter 2004. The number of fully diluted shares outstanding for the quarter was 17.12 million.

Other highlights from the second quarter are as follows (approximate):

•	Cash flow from operations of $17.7 million

•	Gross margins of 12.7%

•	EBITDA margins of 5.1%

•	Operating margins of 4.6%

•	Net income margins of 3.4%

Mr. Carey said, “We enjoyed another strong quarter from top to bottom line, as well as achieving record cash flow from operations for the quarter and increasing our sales of imported products by 23% over second quarter 2004 results. These results were in light of the fact that during the beginning of the quarter Poland went into mourning for Pope John Paul II for 3-5 days during which time many shops, bars, etc, were closed, which we believe affected net sales by approximately $7 to $10 million.”

Mr. Carey continued, “We re-confirm previous 2005 guidance of $700-$720 million of net sales and $1.56-$1.66 fully diluted earnings per share. This guidance does not include any distribution acquisitions that we may close during the remainder of 2005 nor does it include the potential acquisitions of Bols Sp. z o.o. and Polmos Bialystok.”

The Company expects to file its second quarter Form 10-Q 2005 by August 9th.

This announcement does not constitute an offer to sell, nor a solicitation of an offer to buy, CEDC common shares. The CEDC shares were offered and, upon closing of the offering, will be sold pursuant to an exemption from registration under the Securities Act of 1933. CEDC is the leading distributor by volume and a leading importer by value of alcoholic beverages in Poland. Following the planned acquisitions of Bols and Polmos Bialystok, CEDC will become one of the largest vodka producers in Poland. CEDC operates 14 distribution centers and 86 satellite branches throughout Poland. It distributes many of the world’s leading brands in Poland, including brands such as Johnnie Walker Scotch, Stock Brandy, Sutter Home, Torres, Mondavi and Concha y Toro wines, Corona, Foster’s, Grolsch, Budweiser Budvar and Guinness Stout beers.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements, expressed or implied, by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2004, and in other periodic reports filed by CEDC with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

www.ced-c.com